Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech — CEO
Centra Bank Inc.	304/290-2588
Centra Bank earns position in INC Magazine’s
Annual Inc. 5,000 List
For the second consecutive year, Inc Magazine has ranked Centra Bank Incorporated, a network of community banking companies founded and headquartered in Morgantown and Martinsburg, West Virginia, to its annual ranking of the 5,000 fastest-growing companies in the country. The list is considered a comprehensive look at the most important segment of the economy — America’s independent-minded entrepreneurs.
The September issue of the Magazine was released on August 12, 2009. Centra earned the #3 position in their rankings among all banks throughout the country and placed at #93 of the Top Financial Services Companies in the nation. The category of Financial Services includes Credit and Debit Card Services, Mortgage Brokers, Investment Management Companies, Tax Services, Electronic Bill Pay Services etc...
“The annual Inc 5,000 continues to be the most ambitious project in business journalism.” said Inc. Magazine Editor Jane Berentson. “The Inc 5,000 gives an unrivaled portrait of young, underreported companies across all industries doing fascinating things with cutting-edge business models, as well as older companies that are still showing impressive growth.
The 5,000 companies that made the list reported aggregate revenue of $185 billion and median three-year growth of 147%. Most important, the 2009 Inc 5,000 created more than 826,000 jobs since those companies were founded.
The Inc 5,000 list measures revenue growth from 2005 through 2008. To qualify Companies must be US based and for profit, not publically traded on an exchange, and not subsidiaries or divisions other companies.
Centra was established in September of 1999 and opened for business on February 14, 2000. Since then the company has grown to become a $1.2 billion banking company operating in three states, West Virginia, Pennsylvania and Maryland, 235 employees on staff and 17 offices. Currently, the company has two new offices in store for the Hagerstown, Maryland area, one under construction at North Pointe will open in September; and a second which is currently in the design stages.
Douglas J. Leech, Chairman and Founder of Centra reintegrated remarks that were made to the shareholders at the company’s recent annual meeting. “Despite the current economic downturn, the demand for the type of banking that we provide continues to grow. The communities that we have located in have embraced the way we do business. We are focused, as never before, on meeting that demand and exceeding what is expected.